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                                                                    EXHIBIT 10.1

                      TERMINATION OF OPTION III AGREEMENT

THIS AGREEMENT is made and becomes effective as of October 16, 1998 (the "Effective Date") by Taiwan Semiconductor Manufacturing Co., Ltd. ("TSMC"), a company organized under the laws of the Republic of China with its registered address at No. 121, Park Ave. 3, Science-Based Industrial Park, Hsinchu, Taiwan, and Adaptec Manufacturing (S) Pte. Ltd., a company organized under the laws of Singapore, with its registered address at Six Battery Road, 532-00, Singapore, 049909 ("Adaptec").

RECITALS

Whereas, TSMC and Adaptec entered into that certain Option III Agreement dated April 21, 1997 (the "Option III Agreement") and;

Whereas, Adaptec has paid those Option III Fees pursuant to that Option III Agreement of seventeen million six hundred and forty thousand US dollars ($17,640,000) on January 31, 1998, and;

Whereas, Adaptec has not paid that Option III Fee due on June 30, 1998 and TSMC agreed to defer that Option III Fee of seventeen million six hundred and forty thousand US dollars ($17,640,000) pursuant to that Option III Agreement due on June 30, 1998 to a due date of June 30, 1999 and;

Whereas, Adaptec has requested that TSMC agree to terminate the Option III Agreement and refund the payments of all Option III Fees paid, and for this consideration the Parties agree as follows.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1)  DEFINITIONS

    All terms in this Agreement shall have the same definitions as the terms defined in the Option III Agreement.

2)  TERMINATION OF OPTION III AGREEMENT

    TSMC agrees to terminate the Option III Agreement effective immediately upon the signing of this Agreement.

3)  REFUND OF OPTION III FEES

    TSMC agrees to rebate the total amount of the Option III Fees paid pursuant to the Option III Agreement according to the following terms:


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        a)   At the end of each calendar quarter TSMC shall refund Adaptec one quarter of the total amount of the monies paid by Adaptec to TSMC as Option III Fees, that is one quarter of the amount of seventeen million, six hundred and forty thousand US dollars ($17,640,000) or the sum of four million, four hundred and ten thousand US dollars ($4,410,000) each calendar quarter commencing on 31 December, 1998 until TSMC has refunded the total amount of the monies paid by Adaptec to TSMC as Option III Fees, that is until TSMC has refunded a total amount of seventeen million six hundred and forty thousand US dollars ($17,640,000).

        b) TSMC shall remit the full amount of the refund so calculated to Adaptec within a period of thirty days after the end of each calendar quarter.

     4) FIRST RIGHT OF REFUSAL

        In return for the value received for the cancellation of the Option III Agreement and the return of the Option III Fee, the value of which is hereby acknowledged, Adaptec will grant TSMC the right of to be the sole source for all wafers purchased by Adaptec from Foundry Sources.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.


          TAIWAN SEMICONDUCTOR               ADAPTEC MANUFACTURING
          MANUFACTURING CO. LTD.             (S) Pte. Ltd.

          /s/ MAGNUS LYDE for RON NORRIS     /s/ SAM KAZARIAN

          Signature                          Signature

          Magnus Lyde for Ron Norris         Sam Kazarian
          (Sr. V.P. TSMC Ltd.)               V.P. Adaptec

          Name & Title                       Name & Title

          Date 11/24/98                      Date 11/11/98